Exhibit 99.1

ITG

FOR IMMEDIATE RELEASE

Contact:

Howard C. Naphtali
Chief Financial Officer
(212) 444-6160

ITG RELEASES JUNE 2004 U.S. TRADING STATISTICS

NEW YORK, NY, July 6, 2004 – Investment Technology Group, Inc. (“ITG”) (NYSE: ITG) today announced that U.S. trading volume was 1.5 billion shares for the month ended June 25, 2004, averaging 81 million shares per day. This compares to 1.7 billion shares (84 million per day) in May 2004 and 1.7 billion shares (87 million per day) in June 2003.

For the month ended June 25, 2004, U.S. trading volumes were 476 million shares for POSIT®, 721 million shares for Client-Site Trading Products and 268 million shares for the Electronic Trading Desk. There were 18 trading days in June 2004, compared to 20 trading days in both May 2004 and June 2003.

Monthly volume statistics are preliminary and, accordingly, may be revised in subsequent updates and public filings. Volume statistics are posted on ITG’s Web site, http://www.itginc.com, and are also available via a downloadable spreadsheet file.

ITG U.S. Trading Activity

Total U.S. Shares	# of Trade Days	POSIT	Client Site Trading Products	Electronic Trading Desk	Total U.S. Volume	Average U.S. Daily Volume

June:	18	476,046,680	720,507,110	267,718,871	1,464,272,661	81,348,481

Year-to-Date:	121	2,733,811,389	4,860,818,043	2,177,339,490	9,771,968,922	80,760,074

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Boston • Dublin • Hong Kong • London • Los Angeles • Melbourne • New York • Sydney • Tel Aviv • Toronto

ABOUT ITG

ITG is headquartered in New York with offices in Boston, Los Angeles, Dublin, Hong Kong, London, Melbourne, Sydney, Tel Aviv and Toronto. As a leading provider of technology-based equity-trading services and transaction research to institutional investors and brokers, ITG’s services help clients to access liquidity, execute trades more efficiently and make better trading decisions. ITG generates superior trading results for its clients through three lines of business. POSIT®, the world’s largest equity matching system, allows clients to trade confidentially. The Electronic Trading Desk is recognized as one of the leading program trading operations in the U.S. ITG’s leading-edge Client Site Trading Products allow users to implement their own trading strategies by providing direct electronic access to most sources of market liquidity. For additional information, visit http://www.itginc.com.

In addition to historical information, this press release may contain “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995, that reflect management’s expectations for the future. A variety of important factors could cause results to differ materially from such statements. These factors include the company’s ability to achieve expected future levels of sales; the actions of both current and potential new competitors; rapid changes in technology; financial market volatility; general economic conditions in the United States and elsewhere; evolving industry regulation; cash flows into or redemption from equity funds; effects of inflation; customer trading patterns; and new products and services. These and other risks are described in greater detail in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2003 and other documents filed with the Securities and Exchange Commission and available on the company’s web site.

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